Exhibit (a)(5)(D)

Bonds.com Group, Inc. Announces Warrant Exchange Offer

NEW YORK, NY-(June 30, 2010)-Bonds.com Group, Inc. (OTC.BB:BDCG - News) (the “Company”), today announced an Offer to Exchange common stock for the Company’s outstanding warrants and instruments titled “purchase rights.”  The exchange offer begins today and expires on July 29, 2010 at 11:59 PM EDT, unless extended.

Upon the terms and subject to the conditions set forth in an Offer to Exchange, dated June 30, 2010, being delivered on the date hereof to holders of all warrants and instruments titled “purchase rights,” such holders may tender those instruments in exchange for a number of shares of our common stock equal to the estimated value of such warrant or instrument based on a “Black-Scholes” valuation.  To participate in the exchange, holders must tender their warrants or purchase rights in accordance with the instructions included in the Offer to Exchange no later than 11:59 PM EDT on July 29, 2010.

Copies of the Offer to Exchange can be obtained by contacting the Company at (212) 946-3998, Attention: Jeffrey M. Chertoff.

Important Additional Information

The exchange offer to exchange common stock for warrants and other instruments referenced in this press release has been made pursuant to a Tender Offer Statement on Schedule TO, containing the Offer to Exchange, and other documents relating to the tender offer (the “Exchange Offer Statement”), which Bonds.com Group, Inc. filed with the SEC on June 30, 2010.  HOLDERS OF BONDS.COM GROUP, INC. WARRANTS AND “PURCHASE RIGHTS” ARE STRONGLY ADVISED TO READ THE EXCHANGE OFFER STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ALSO ARE ADVISED THAT THEY MAY OBTAIN FREE COPIES OF THE EXCHANGE OFFER STATEMENT AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

About Bonds.com Group, Inc.

Bonds.com Group, Inc., through its subsidiary Bonds.com, Inc., serves institutional fixed income investors by providing a comprehensive zero subscription fee online trading platform. The company designed the BondStation and BondStationPro platforms to provide liquidity and competitive pricing to the fragmented Over-The-Counter (OTC) Fixed Income marketplace.

The Company differentiates itself by offering through Bonds.com, Inc. an inventory of over 35,000 Fixed Income securities from more than 175 competing sources. Asset classes currently offered on BondStation and BondStationPro, our Fixed Income trading platforms, include municipal bonds, corporate bonds, agency bonds, certificates of deposit (CDs), emerging market debt, structured products and U.S. Treasuries.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in Bonds.com’s publicly filed documents.

Contact:

Jeffrey M. Chertoff, Chief Financial Officer
(212) 946-3998